Exhibit 8

                                                          September 30, 1997

HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
Attn.: Kenneth T. Neilson, Chairman, President and Chief Executive Officer

The Bank of Southington
130 North Main Street
Southington,  Connecticut 06103
Attn.:  Mr. Bryan P. Bowerman
         Chief Executive Officer, President

      Re: Merger of The Bank of Southington with and into Lafayette American Bank and Trust Company, a Subsidiary of HUBCO, Inc.


                  We have represented HUBCO, Inc. ("HUBCO"), a New Jersey corporation which is a registered bank holding company, in connection with the proposed merger of The Bank of Southington ("TBOS"), a state bank and trust company organized under the laws of the State of Connecticut with and into Lafayette American Bank and Trust Company, the Subsidiary of HUBCO (the "Merger"). The Merger shall be effected pursuant to the provisions of the Agreement and Plan of Merger dated August 18, 1997 (the "Merger Agreement"), among HUBCO, The Bank of Southington and Lafayette American Bank and Trust Company, a subsidiary of HUBCO, Inc. The Merger Agreement defines those capitalized terms appearing in this letter which are not defined in this letter.

                  In connection with such representation, we have reviewed the Registration Statement to be filed with the Securities and Exchange Commission pertaining to the Merger (the "Registration Statement"), and, in our opinion, the information included in the section of the Registration Statement captioned "Federal Income Tax Consequences" accurately describes the material federal income tax consequences of the Merger. In addition, attached to this letter is a form of opinion of this firm regarding federal income tax matters applicable to the Merger (the "Closing Tax Opinion"), the delivery of which is a condition precedent to the consummation of the Merger pursuant to Section 6.1(d) of the Merger Agreement. At this time, we expect to deliver such opinion substantially in the form attached at the closing of the Merger.

                                            Very truly yours,



                                            PITNEY, HARDIN, KIPP & SZUCH





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Mahwah, New Jersey 07430
Attn.:   Kenneth T. Neilson, Chairman, President
            and Chief Executive Officer                  ________________, 1997

The Bank of Southington
130 North Main Street
Southington, Connecticut 06489-0670
Attn.: Bryan B. Bowerman, Chief Executive Officer and President


                   Re: Merger of the Bank of Southington with and into Lafayette American Bank and Trust Company
                        -----------------------------------------------

Ladies and Gentlemen:

         We have represented HUBCO, Inc. ("HUBCO"), a New Jersey corporation which is a registered bank holding company and its wholly-owned subsidiary Lafayette American Bank and Trust Company ("Lafayette"), a state bank and trust company organized under the laws of the State of Connecticut, in connection with the proposed merger of The Bank of Southington ("Southington"), a state bank and trust company organized under the laws of the State of Connecticut, with and into Lafayette (the "Merger"). The Merger shall be effectuated pursuant to the provisions of an Agreement and Plan of Merger dated August 18, 1997 (the "Merger Agreement"), among HUBCO, Lafayette and Southington. This opinion is delivered pursuant to Section 6.1(d) of the Merger Agreement. The Merger Agreement defines those capitalized terms appearing in this letter which are not defined in this letter. Unless otherwise indicated, all sections refer to the Internal Revenue Code of 1986, as amended (the "Code").

         Pursuant to the Merger Agreement, at the Effective Time, the Merger shall be effectuated by the merger of Southington with and into Lafayette, in accordance with Connecticut General Corporation Law.

         Pursuant  to  the  Merger  Agreement,   at  the  Effective  Time,  each
outstanding share of common stock, $6.00 par value, of Southington (the "Southington Common Stock"), other than shares owned by HUBCO or any of HUBCO's wholly-owned subsidiaries (other than shares held in a fiduciary capacity or as collateral on or in lieu of a debt previously contracted) and shares held by Southington in its treasury, shall be converted into the right to receive and be exchanged for a number of shares (the "Exchange Ratio") of common stock of HUBCO, without par value ("HUBCO Common Stock"), equal to a fraction, the numerator of which will be $21.00 and the denominator of which will be the "Median Pre-Closing Price" of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during a 10 trading day period shortly prior to the closing of the Merger), with a Minimum Exchange Ratio of 0.600 (which will apply if the Median Pre-Closing Price is at or above $35.00) and a Maximum Exchange Ratio of 0.764 (which will apply if the Median Pre-Closing Price is at or below $27.50), subject to adjustment provisions set forth in the Merger Agreement. No fractional shares of HUBCO Common Stock will be issued in exchange for Southington Common Stock. Instead, cash will be paid in lieu of fractional shares of HUBCO Common Stock, based upon the Median Pre-Closing Price of HUBCO Common Stock.

         In addition to the foregoing facts, on the date of this letter, you have delivered to us certificates in which you have made the following additional representations in regard to the Merger and have authorized us to rely on such representations in expressing the opinions contained in this letter.

         1. The fair market value of HUBCO's Common Stock and other consideration received by holders of the Southington Common Stock will be approximately equal to the fair market value of the Southington Common Stock surrendered in the exchange.

         2. None of the compensation received by any shareholder-employees of Southington will be separate consideration for, or allocable to, any of their shares of Southington Common Stock; none of the shares of HUBCO Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         3. HUBCO has no plan or intention to redeem or otherwise reacquire any of its stock issued in the Merger.

         4. The payment of cash in lieu of fractional shares of HUBCO Common Stock is solely for the purpose of avoiding the expense and inconvenience to HUBCO of issuing fractional shares of HUBCO Common Stock and does not represent separately bargained-for consideration.

         5. Following the Merger, HUBCO will continue the historic business of Southington or use a significant portion of Southington's business assets in the business of HUBCO.

         6. There is no intercorporate indebtedness existing between HUBCO and Southington that was issued, acquired, or will be settled at a discount.

         7. Neither HUBCO nor Southington is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv).

         8. HUBCO has no plan or intention to liquidate, sell or otherwise dispose of any of the assets of Southington acquired in the Merger, except for dispositions made in the ordinary course of business, or, transfers described in
Section 368(a)(2)(C).

         9. HUBCO, Southington and the shareholders of Southington will pay their respective expenses, if any, incurred in connection with the Merger.

         10. Other than the contemplated merger of Southington with and into one of HUBCO's wholly-owned subsidiaries, there is no larger integrated transaction of which the Merger constitutes only one step.

         11. Southington is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

         12. There is no plan or intention by the shareholders of Southington who own 5% or more of the Southington Common Stock, and to the best knowledge of the management of Southington, there is no plan or intention on the part of the remaining shareholders of Southington to sell, exchange or otherwise dispose of a number of shares of HUBCO Common Stock received in the Merger that would reduce the Southington shareholders' ownership of HUBCO Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Southington Common Stock as of the same date. For purposes of this representation, shares of Southington Common Stock exchanged for cash in lieu of fractional shares of HUBCO Common Stock or surrendered by dissenters will be treated as outstanding Southington Common Stock on the date of the Merger. Moreover, shares of Southington Common Stock held by Southington shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

         13. The liabilities of Southington to be assumed by HUBCO and the liabilities to which the transferred assets of Southington are subject were incurred by Southington in the ordinary course of its business.

         14. The fair market value of the assets of Southington transferred to HUBCO will equal or exceed the sum of the liabilities assumed by HUBCO, plus the amount of liabilities, if any, to which the transferred assets are subject.

         As counsel to HUBCO, we have examined the Merger Agreement and copies of ancillary agreements, certificates, instruments and documents pertaining to the Merger delivered by the parties to the Merger. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinions expressed in this letter, we have relied on representations of the parties to the Merger and have not undertaken to verify any of those representations by independent investigation. We have based our opinions contained in this letter on our analysis of the Code, Treasury Regulations promulgated thereunder, and relevant interpretive authorities as in effect on the date of this letter.

         Based on the foregoing, we are of the opinion that:

         1. The Merger  qualifies  as a  "reorganization"  within the meaning of
Section   368(a)(1)(A).   HUBCO  and   Southington   each  are  a  "party  to  a
reorganization" within the meaning of Section 368(b)(2).

         2. No gain or loss will be recognized for federal income tax purposes by HUBCO or Southington in connection with the Merger. Sections 361(a) and 1032(a).

         3. No gain or loss will be recognized for federal income tax purposes by holders of shares of Southington Common Stock upon the exchange in the Merger of such shares solely into shares of HUBCO Common Stock (except with respect to cash received in lieu of a fractional share interest in Southington Common Stock). Section 354(a).

         4. Cash received by a holder of Southington Common Stock in lieu of a fractional share interest in HUBCO Common Stock will be treated as received for such fractional share interest, and provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in Southington Common Stock allocable to the fractional share interest. Section 1001.

         5. The basis of shares of HUBCO Common Stock received in the Merger by holders of Southington Common Stock will be the same as the basis of such shares of Southington Common Stock surrendered in exchange therefor. Section 358.

         6. The holding period of shares of HUBCO Common Stock received in the Merger by holders of Southington Common Stock will include the period during which such shares of Southington Common Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of Southington Common Stock were held as capital assets.
Section 1223(1).